EXHIBIT 99.1

From:	joshua shainberg

AT&T

Worldnet

From:	“joshua shainberg” <shainman@hotmail.com>
To:	vk@att.net, vk@icttechnologies.com, shainman@hotmal.com
Subject:	from Joshua Shainberg
Date:	Thu, 18 Aug 2005 02:18:07 +0000

I am in complete disagreement with the 8K you filed today. I was in complete compliance with all the rules and regulations of the transfer of my shares. I have also supplied you with a legal opinion from Company counsel regarding this matter several months ago. You were totally aware of my transfer at the time and did not have a problem then as it was an agreement you and I had. I am shocked that you can put out this 8K without advising me beforehand of its content.